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                                                                    EXHIBIT 10.8

                               YELLOW CORPORATION

                        [YEAR OF PLAN] STOCK OPTION PLAN

                                OPTION AGREEMENT

This Stock Option Agreement (the "Agreement"), made this ____ day of _____, ____ between Yellow Corporation (the "Company") and [name of executive] (the "Grantee"), evidences the agreement made between the Company and the Grantee by virtue of the Grantee's acceptance of the Stock Option (the "Option"), granted under the Company's [year of plan] Stock Option Plan (the "Plan").

1. Grant; Number of Shares. The Grantee has been granted an Option covering _____ shares of common stock of the Company.

2. Exercise Price. The price at which shares may be acquired on exercise of the Option is $____ per share.

3. Term of Option. The term of the Option is from [date of grant], until the close of business at the executive offices of the Company on [tenth anniversary of date of grant].

4. When Option Becomes Exercisable. Except as otherwise provided in paragraph 5, [1/4 of] shares become exercisable on [first anniversary of date of grant], [1/4 of]shares on [second anniversary of date of grant], [1/4 of] shares on [third anniversary of date of grant], and the remaining ___ shares on [fourth anniversary of date of grant]. Once shares become exercisable, they may be exercised in part or whole from that date through [tenth anniversary of date of grant].

5. Acceleration of Exercisability. Notwithstanding the provisions of paragraph 4 of this agreement:

      a) If the Grantee dies or becomes permanently and totally disabled while in the employ of the Company or a subsidiary and prior to the time the Option becomes exercisable, the option shall become immediately exercisable. For purposes of this paragraph and paragraph 6(c), a Grantee shall be considered permanently and totally disabled if he is unable to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of such permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and approved by the Company's Compensation Committee.

      b) If the company is wholly or partially liquidated, or is a party to a merger, consolidation, or reorganization in which it is not the surviving entity, this option shall become immediately exercisable.

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6.    Lapse of Rights Under Option.

      a) Except as provided below, termination of the Grantee's employment with the Company or any subsidiary shall cause this option to lapse to the extent it was not exercised as of the date of termination.

      b) If the termination is the result of the Grantee's retirement after having attained age 55 with at least 11 years of service with the Company and/or a subsidiary company or termination at age 65 or after, the Option shall not lapse by reason of termination until the first anniversary of retirement.

      c) If the termination is the result of the Grantee's death or permanent and total disability, the Option shall not lapse as to any shares as to which it was exercisable at the date of termination until the first anniversary of the termination. Shares to which the Option becomes exercisable by virtue of paragraph 5 above shall be treated as shares as to which the Option is exercisable for purposes of this paragraph (c).

      d) Nothing in paragraph 6 shall be construed to extend the term of the award.

7. Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of this Option. For purposes of this Option, an authorized leave of absence shall be an absence while the Grantee is on military leave, sick leave, or other bona fide leave of absence so long as the Grantee's right to employment with the Company is guaranteed by statute, a contract, or Company policy.

8. Method of Exercise. The rights presented by this Option shall be exercised by a written notice which shall state: (a) the election to exercise those rights; (b) the number of Shares in respect of which the Option is being exercised; (c) the person(s) in whose name the stock certificate(s) receivable on exercise of the Option are to be registered; and (d) the address and Social Security Number of each such person. The notice shall be signed by the person(s) entitled to exercise the Option and, if the Option is being exercised by a person or persons other than the Grantee, shall be accompanied by proof, satisfactory to the Company, of the right of such person(s) to exercise the Option. Payment of the purchase price of any Shares shall be either by 1) personal check, which must be delivered with the notice of exercise; or 2) surrender of Shares of Company stock, certificates for which Shares transferring ownership to the Company must accompany the notice (this option may be combined with the first option to allow payment in both stock and cash); or 3) cashless exercise pursuant to the Cashless Exercise Program offered by the Company. As a condition to the exercise of the Option, the Company may require the person(s) exercising the Option to make any representation, warranty or undertaking required by any applicable law or regulation. A notice of exercise is effective from and after it is received by the Secretary of the Company.

9. Withholding. Grantee hereby authorizes the Company to withhold in accordance with applicable law for any compensation payable to him any taxes required to be withheld by federal, state or local law as a result of the exercise of this Option.

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10.   Non-Transferability. No rights under this Option shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (QDRO), and the rights, and except to the extent otherwise provided herein, the benefits of the Option may be exercised and received, respectively, during the lifetime of the Grantee only by him or by his guardian or legal representative or by an "alternate payee" pursuant to QDRO.

11. Option Subject to Plan. A copy of the Plan is attached to this Agreement. The provisions of the Plan as now in effect are hereby incorporated in this Agreement by reference as though fully set forth herein. Grantee acknowledges that he has received, reviewed and understands the Plan, including the provisions that the Committee's decision on any matter arising under the Plan is conclusive and binding.

12. Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used in this Agreement.

13. [2000 & later grants: Notwithstanding anything else in this Plan, this option is not exercisable until such time as the Company complies with our regulatory requirements regarding registration of the shares to be issued under the terms of the plan.][1999 grants only: Shareholder Approval. This award shall be subject to shareholder approval at the 2000 Annual Meeting of Shareholders where such approval is required by applicable SEC or stock market regulations.]

                                              YELLOW CORPORATION

                                              By:
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